                                   EXHIBIT 12

                       STATEMENT REGARDING COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES (1)
                        (In thousands, except ratio data)


                                    September 28,       September 29,       October 1,          October 2,          October 3,
                                       1997                 1996                1995                1994                1993
                                    ------------        ------------        ------------        ------------        ------------
COMPUTATION OF EARNINGS:
 Earnings before income
  taxes                             $     91,310        $     68,083        $     43,143        $     17,754        $     13,526
 Interest expense                          7,282               8,739               3,765               3,807                 772
 Amortization of debt
  expense                                    578                 682                 260                 260                  43
 Portion of rents
  representative of
  interest factor                         28,030              20,847              14,713               7,144               3,892
 Less: Capitalized interest                 (241)               (306)               (160)                (99)                 --
                                    ------------        ------------        ------------        ------------        ------------

Total earnings
  (as calculated)                   $    126,959        $     98,045        $     61,721        $     28,866        $     18,233
                                    ------------        ------------        ------------        ------------        ------------

COMPUTATION OF FIXED CHARGES:
 Interest expense                   $      7,282        $      8,739        $      3,765        $      3,807        $        772
 Amortization of debt expense                578                 682                 260                 260                  43
 Portion of rents
  representative of
  interest factor                         28,030              20,847              14,713               7,144               3,892
                                    ------------        ------------        ------------        ------------        ------------

Total fixed charges                 $     35,890        $     30,268        $     18,738        $     11,211        $      4,707
                                    ------------        ------------        ------------        ------------        ------------

Ratio of earnings
  to fixed charges                         3.54x               3.24x               3.29x               2.57x               3.87x
                                    ------------        ------------        ------------        ------------        ------------


(1) For purposes of computing the ratio of earnings to fixed charges, earnings include earnings before income taxes, amortization of debt expense, and interest expense, including that portion of rental expense attributable to interest costs. Fixed charges consist of interest expense, including that portion of rental expense attributable to interest costs, and interest capitalized during the period.